EXHIBIT 99.1

The Chemours Company Reports Third Quarter Results

Wilmington, Del., November 2, 2026 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global chemistry company with leading market positions in Thermal & Specialized Solutions (“TSS”), Titanium Technologies (“TT”), and Advanced Performance Materials (“APM”), today announced its financial results for the third quarter 2026.

Key Third Quarter 2026 Results & Recent Highlights1

•
Net Sales of $1.5 billion, up slightly from the prior-year quarter, reflecting an approximately 10% year-over-year pricing increase in TT and 26% year-over-year growth in APM Performance Solutions.
•
Net Income attributable to Chemours of $196 million, or $1.29 per diluted share, compared with Net Income attributable to Chemours of $46 million, or $0.31 per diluted share, in the corresponding prior-year quarter.
•
Adjusted Net Income2 of $31 million, or $0.21 per diluted share, compared with Adjusted Net Income of $26 million, or $0.17 per diluted share, in the corresponding prior-year quarter.
•
Adjusted EBITDA2,3 of $200 million, compared with $189 million in the prior-year quarter, driven by improved pricing in TT and growth in APM Performance Solutions.
•
As previously announced, entered into a settlement with the State of North Carolina and 11 local entities to resolve litigation relating to PFAS and other historical discharges from Fayetteville Works, as well as claims of PFAS contamination unrelated to that site, including from the use of AFFF.
•
Formally launching Chemours’ liquid cooling portfolio, including four two-phase direct-to-chip and one immersion cooling fluid under the Faizeon™ liquid cooling brand.
•
Completed the sale of the Kuan Yin property for total net consideration of ~$340 million, including the remaining land parcel for $56 million of gross proceeds.

“Our third-quarter results demonstrate strong year-over-year performance in TT and APM, reflecting pricing execution in TiO2 and increased demand across Performance Solutions’ high-value AI infrastructure including data center and semiconductor end markets,” said Denise Dignam, Chemours President and CEO. “We also continued to make meaningful progress under our Pathway to Thrive, including reaching a settlement with the State of North Carolina, driving operational improvements through the Chemours Business System, and closing the sale of the final parcel of land associated with our former Kuan Yin property. While we continue to navigate TSS stationary aftermarket dynamics and a softer macroeconomic environment, we remain focused on disciplined execution of our strategic priorities and the factors within our control to drive long-term returns for shareholders.”

1 Certain prior period amounts have been revised to correct for certain immaterial errors as further described in our Annual Report on Form 10-K for the year ended December 31, 2025 as well as the 2025 Earnings Presentation.

2 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS and Adjusted EBITDA referred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

3 Adjusted EBITDA excludes net income attributable to noncontrolling interests, net interest expense, depreciation and amortization, and all remaining provision for income taxes from Adjusted Net Income. See the corresponding reconciliation referenced in footnote #2.

4 Restricted cash approximated $103 million of the end of the third quarter of 2026, reflected primarily the PFAS Insurance Escrow and will be further described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.

EXHIBIT 99.1

Total Chemours

	Q3 2026	Q3 2025	Y-o-Y % ∆	Q2 2026	Q-o-Q % ∆
Net Sales (millions)	$1,540	$1,495	3%	$1,591	(3%)
Net Income (Loss) attributable to Chemours (millions)	$196	$46	326%	($274)	172%
Earnings (Loss) Per Share[2]	$1.29	$0.31	316%	($1.81)	171%
Adjusted Net Income	$31	$26	19%	$64	(52%)
Adjusted EPS	$0.21	$0.17	24%	$0.42	(50%)
Adjusted EBITDA (millions)	$200	$189	6%	$247	(19%)

Third quarter 2026 Net Sales were approximately $1.5 billion, an increase of approximately 3% compared with the prior-year quarter. The year-over-year increase in Net Sales was driven by a 5% increase in pricing, partially offset by a 2% decrease in volumes and a slight currency headwind. The pricing increase was primarily driven by previously announced price actions in TT, complemented by a favorable mix shift toward APM Performance Solutions. Lower year-over-year volumes primarily reflected anticipated lower North American stationary AC aftermarket sales of TSS OpteonTM blends compared with elevated demand in the prior-year quarter.

Third quarter 2026 Net Income attributable to Chemours was $196 million, or $1.29 per diluted share, compared with $46 million, or $0.31 per diluted share, in the prior-year quarter. Current-year third-quarter Net Income included the receipt of $150 million related to the PFAS insurance proceeds MOU that was executed in connection with the finalization of the judicial consent order ("JCO") with the State of New Jersey. This was presented as a reduction to Selling, general, and administrative expense. Third quarter Adjusted Net Income increased 19% compared with the prior-year quarter, aligned with trends in Adjusted EBITDA as highlighted below.

Adjusted EBITDA for the third quarter of 2026 was $200 million, compared with $189 million in the prior-year quarter. The increase was driven by pricing momentum in TT and a favorable mix shift toward APM Performance Solutions, partially offset by lower TSS volumes associated with the North American stationary AC aftermarket dynamics noted above and higher costs across each business.

2 On a diluted earnings per share basis.

EXHIBIT 99.1

Thermal & Specialized Solutions

	Q3 2026	Q3 2025	Y-o-Y % ∆	Q2 2026	Q-o-Q % ∆
Net Sales (millions)	$510	$560	(9%)	$591	(14%)
Opteon™ Refrigerants	$287	$368	(22%)	$337	(15%)
Freon™ Refrigerants	$100	$94	6%	$150	(33%)
Foam, Propellants & Other (FP&O)	$123	$98	26%	$104	18%
Adjusted EBITDA (millions)	$136	$194	(30%)	$213	(36%)
Adjusted EBITDA Margin	27%	35%	(8) ppts	36%	(9) ppts

TSS segment third quarter 2026 Net Sales were $510 million, a decrease of 9% compared with the prior-year quarter, driven by a 9% decrease in volumes and a slight decrease in price.

The decrease in volumes was primarily attributable to lower North American stationary AC aftermarket sales of TSS Opteon™ blends compared with elevated demand in the prior-year quarter, which benefited from the initial aftermarket channel fill associated with the stationary AC technology transition under the U.S. AIM Act.

Adjusted EBITDA for the quarter decreased 30% to $136 million, while Adjusted EBITDA Margin decreased eight points to 27%. The decrease in Adjusted EBITDA was primarily driven by the lower OpteonTM stationary aftermarket sales noted above and higher costs incurred during the period.

Sequentially, TSS Net Sales decreased 14%, driven by lower volumes associated with seasonal demand trends in the North American stationary AC aftermarket, as well as a slight currency headwind, partially offset by pricing.

Titanium Technologies

	Q3 2026	Q3 2025	Y-o-Y % ∆	Q2 2026	Q-o-Q % ∆
Net Sales (millions)	$680	$612	11%	$661	3%
TiO2 Pigment	$650	$591	10%	$639	2%
Minerals	$30	$21	43%	$22	36%
Adjusted EBITDA (millions)	$85	$25	240%	$48	77%
Adjusted EBITDA Margin	13%	4%	9 ppts	7%	6 ppts

TT segment third quarter 2026 Net Sales were $680 million, an 11% increase compared with the prior-year quarter. The increase was driven by a 10% increase in global pricing and a 1% increase in global volumes, partially offset by a slight currency headwind. Pricing increased across all regions in connection with recent pricing announcements, while global volume growth reflected strength in North America, Latin America, and APAC excluding China that more than offset lower volumes across EMEA and China.

TT segment third quarter 2026 Adjusted EBITDA increased to $85 million from $25 million in the prior-year quarter and Adjusted EBITDA Margin increased by nine points to 13%. The increase in Adjusted EBITDA was primarily driven by the global pricing strength noted above and higher volumes, partially offset by modest cost inflation.

Sequentially, TT segment third quarter 2026 Net Sales increased 3%, driven by a 4% increase in price, reflecting continued execution of recent TiO2 pricing announcements, partially offset by a 1% decrease in global volumes and a slight currency headwind.

2 On a diluted earnings per share basis.

EXHIBIT 99.1

Advanced Performance Materials

	Q3 2026	Q3 2025	Y-o-Y % ∆	Q2 2026	Q-o-Q % ∆
Net Sales (millions)	$337	$311	8%	$326	3%
Advanced Materials	$184	$190	(3%)	$184	0%
Performance Solutions	$153	$121	26%	$142	8%
Adjusted EBITDA (millions)	$24	$14	71%	$26	(8%)
Adjusted EBITDA Margin	7%	5%	2 ppts	8%	(1) ppts

APM segment third quarter 2026 Net Sales were $337 million, an 8% increase compared with the prior-year quarter. The increase was driven by a 6% increase in price and a 2% increase in volume, partially offset by a slight currency headwind. Performance Solutions Net Sales increased 26%, reflecting continued order book strength and momentum in high-value specialty products serving data center and semiconductor end markets.

APM segment third quarter 2026 Adjusted EBITDA increased 71% to $24 million compared with the prior-year quarter, while Adjusted EBITDA Margin increased two points to 7%. The increase in Adjusted EBITDA was primarily driven by a favorable mix shift toward higher-value Performance Solutions products serving data center and semiconductor end markets, partially offset by higher costs incurred during the period.

Sequentially, APM segment third quarter 2026 Net Sales increased approximately 3%, driven by a 2% increase in price and a 1% increase in volume. Performance Solutions Net Sales increased 8%, reflecting continued order book strength and momentum in high-value specialty products serving data center and semiconductor end markets.

EXHIBIT 99.1

Other Non-Reportable Segment

The Performance Chemicals and Intermediates business in the Company’s Other Non-Reportable Segment had Net Sales and Adjusted EBITDA for the third quarter 2026 of $13 million and $1 million, respectively.

Corporate Expenses

Corporate Expenses were $46 million in the third quarter of 2026, an increase of approximately $1 million compared with the prior-year quarter.

Liquidity and Capital Allocation

As of September 30, 2026, consolidated gross debt was $3.9 billion. Debt, net of $698 million in unrestricted4 cash and cash equivalents, was $3.2 billion, resulting in a Net Leverage ratio of approximately 4.3x on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.7 billion, composed of $698 million in unrestricted cash and cash equivalents and $953 million of revolving credit facility capacity, net of outstanding letters of credit.

Operating cash flows for the third quarter of 2026 were $149 million, which includes the aforementioned receipt of $150 million in restricted cash related to the PFAS insurance proceeds MOU in connection with the finalization of the JCO with the State of New Jersey, partially offset by an approximately $100 million use of restricted cash to fund settlement payments associated with the 2025 settlement with the State of New Jersey and approximately $25 million of taxes related to the property sale in Kuan Yin. This is compared with $146 million of operating cash flows in the prior-year quarter.

Capital expenditures for the third quarter of 2026 amounted to $51 million, an increase compared with $41 million in the prior-year quarter.

Free Cash Flows for the third quarter of 2026 were $98 million, compared with $105 million in the third quarter of 2025.

3 Restricted cash was $103 million at the end of the third quarter of 2026, primarily reflecting PFAS Insurance proceeds MOU escrow recorded during the quarter as further described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.

EXHIBIT 99.1

Fourth Quarter 2026 Outlook

In the fourth quarter, the Company expects consolidated Net Sales to decrease in the range of 5% to 10%, sequentially, driven by seasonality in TSS and TT, with consolidated Adjusted EBITDA expected to range between $160 million and $185 million. Corporate Expenses are expected to be approximately $40 million to $45 million. The Company also anticipates capital expenditures to be between $75 million and $85 million, with positive Free Cash Flows.

TSS expects Net Sales will sequentially decrease in the high-teens to low-twenties percentage range, driven by traditional seasonal patterns related to the North American cooling season. Adjusted EBITDA is expected to be between $105 million and $115 million.

TT expects a sequential Net Sales decrease in the high single-digit to low-teens percentage range, driven by seasonality. Adjusted EBITDA is expected to range between $60 million and $65 million.

APM expects a sequential Net Sales increase in the low-to-mid teens percentage range, driven by order book strength for Performance Solutions products and certain customer contractual obligations benefiting the fourth quarter. Adjusted EBITDA for APM is expected to be between $40 million and $45 million.

Full Year 2026 Outlook

The Company expects 2026 Net Sales to grow approximately 2% over 2025, with Adjusted EBITDA between $775 million and $800 million. Capital expenditures are anticipated to be between $220 million and $230 million, with overall Free Cash Flow Conversion above 15%, which includes receipt of $150 million in restricted cash related to the PFAS insurance proceeds MOU in connection with the finalization of the JCO with the State of New Jersey, partially offset by legal settlement payments in the year related to the finalization of the JCO with the State of New Jersey and the announced settlement with the State of North Carolina during the third quarter of 2026 as well as the taxes associated with the Kuan Yin property sale now complete. The Company now anticipates achieving a Net Leverage ratio below 4.2x in 2026.

EXHIBIT 99.1

Conference Call

As previously announced, Chemours will hold a conference call and webcast on November 3, 2026, at 8:00 a.m. Eastern Standard Time. The webcast and materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in providing industrial and specialty chemical products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and advanced electronics, general industrial, and oil and gas. Through our three businesses – Thermal & Specialized Solutions, Titanium Technologies, and Advanced Performance Materials – we deliver application expertise and chemistry-based innovations that solve customers’ biggest challenges. Our flagship products are sold under prominent brands such as Opteon™, Freon™, Ti-Pure™, Nafion™, Teflon™, Viton™, and Krytox™. Headquartered in Wilmington, Delaware, and listed on the NYSE under the symbol CC, Chemours has approximately 5,700 employees and 28 manufacturing sites and serves approximately 2,400 customers in approximately 110 countries. For more information, visit chemours.com or follow us on LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Free Cash Flows, Free Cash Flow Conversion, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance, or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Free Cash Flows, Free Cash Flow Conversion, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and ongoing liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of certain forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, guidance on Company and segment performance for the fourth quarter of 2026, the full year 2026 and the Company’s corporate strategy. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, our ability to maintain an effective internal control over financial reporting and disclosure controls and procedures, changes in environmental regulations in the United States or other jurisdictions that affect demand for or adoption of our products, changes in regulations in the United States or other jurisdictions that could impose tariffs or additional costs on products we either sell or need to purchase, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, efforts to resolve outstanding or potential litigation, including claims related to legacy PFAS liabilities, plans for dividends, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to develop and commercialize new products or technologies and obtain necessary regulatory approvals, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions, global conflicts, changes in laws and regulations in the United States or other jurisdictions in which we operate, and global health events and weather events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our forthcoming Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 and the Annual Report on Form 10-K for the year ended December 31, 2025. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Brandon Ontjes
Vice President, Head of Strategy & Investor Relations
+1.302.773.3309

investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations & Reputation Leader
+1.302.219.7140
media@chemours.com

The Chemours Company

Consolidated Statements of Operations (Unaudited)1

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$1,540	$1,495	$4,512	$4,478
Cost of goods sold	1,309	1,262	3,783	3,732
Gross profit	231	233	729	746
Selling, general, and administrative expense (1)	(25)	122	591	669
Research and development expense	24	26	77	81
Restructuring, asset-related, and other charges	3	4	19	55
Total other operating expenses	2	152	687	805
Equity in earnings of affiliates	11	9	28	27
Interest expense, net	(69)	(68)	(206)	(201)
Loss on extinguishment of debt	—	—	(11)	—
Other income, net	51	16	347	23
Income before income taxes	222	38	200	(210)
Provision for (benefit from) income taxes	26	(8)	307	128
Net income (loss)	196	46	(107)	(338)
Less: Net income attributable to non-controlling interests	—	—	—	1
Net income (loss) attributable to Chemours	$196	$46	$(107)	$(339)
Per share data
Basic earnings (loss) per share of common stock	$1.29	$0.31	$(0.71)	$(2.26)
Diluted earnings (loss) per share of common stock	1.29	0.31	(0.71)	(2.26)
(1)
Selling, general, and administrative expense for the three and nine months ended September 30, 2026 includes $150 million received by the Company related to the PFAS Insurance proceeds MOU. Further details will be included in "Note 17 - Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.

The Chemours Company

Consolidated Balance Sheets (Unaudited)1

(Dollars in millions, except per share amounts)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$698	$670
Restricted cash and restricted cash equivalents	41	2
Accounts and notes receivable, net	922	679
Inventories	1,475	1,569
Prepaid expenses and other	82	80
Assets held for sale	1	1
Total current assets	3,219	3,001
Property, plant, and equipment	9,996	9,920
Less: Accumulated depreciation	(6,992)	(6,842)
Property, plant, and equipment, net	3,004	3,078
Operating lease right-of-use assets	282	271
Goodwill	46	46
Other intangible assets, net	2	2
Investments in affiliates	184	160
Assets held for sale, non-current	—	21
Restricted cash and restricted cash equivalents	62	52
Other assets	494	751
Total assets	$7,293	$7,382
Liabilities
Current liabilities:
Accounts payable	$995	$954
Compensation and other employee-related cost	87	96
Short-term and current maturities of long-term debt	50	42
Current environmental remediation	116	88
Other accrued liabilities	529	506
Total current liabilities	1,777	1,686
Long-term debt, net	3,783	4,099
Operating lease liabilities	192	191
Long-term environmental remediation	689	530
Deferred income taxes	65	37
Other liabilities	631	588
Total liabilities	7,137	7,131
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 199,333,095 shares issued and 150,519,801 shares outstanding at September 30, 2026; 198,720,786 shares issued and 149,893,993 shares outstanding at December 31, 2025)	2	2
Treasury stock, at cost (48,813,294 shares at September 30, 2026 and 48,826,793 at December 31, 2025)	(1,801)	(1,802)
Additional paid-in capital	1,092	1,074
Retained earnings	1,073	1,220
Accumulated other comprehensive loss	(211)	(244)
Total Chemours stockholders’ equity	155	250
Non-controlling interests	1	1
Total equity	156	251
Total liabilities and equity	$7,293	$7,382

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)1

(Dollars in millions)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities
Net loss	$(107)	$(338)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	239	259
Gain on sales of assets and businesses	(316)	(8)
Equity in earnings of affiliates, net	(20)	(23)
Loss on extinguishment of debt	11	—
Amortization of debt issuance costs and issue discounts	8	9
Deferred tax provision	228	82
Asset-related charges	1	27
Stock-based compensation expense	18	17
Net periodic pension income	(2)	(1)
Defined benefit plan contributions	(1)	(2)
Other operating charges and credits, net	(4)	19
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(223)	(163)
Inventories and other current operating assets	76	(76)
Other non-current operating assets	65	70
(Decrease) increase in operating liabilities:
Accounts payable	32	(79)
Other current operating liabilities	59	92
Other non-current operating liabilities	199	242
Cash provided by operating activities	263	127
Cash flows from investing activities
Purchases of property, plant, and equipment	(144)	(168)
Proceeds from life insurance policies	1	—
Proceeds from sales of assets and businesses	342	7
Foreign exchange contract settlements, net	(8)	(3)
Other investing activities	(3)	1
Cash provided by (used for) investing activities	188	(163)
Cash flows from financing activities
Proceeds from issuance of debt	700	95
Debt repayments	(1,028)	(119)
Payments on finance leases	(8)	(12)
Payments of debt issuance cost	(10)	(4)
Proceeds from supplier financing program	53	64
Payments to supplier financing program	(51)	(70)
Proceeds from exercised stock options, net	3	—
Payments related to tax withholdings on vested stock awards	(2)	(1)
Payments of dividends to the Company's common shareholders	(39)	(63)
Debt extinguishment payments	(6)	—
Other financing activities	17	21
Cash used for financing activities	(371)	(89)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(3)	27
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	77	(98)
Cash, cash equivalents, restricted cash and restricted cash equivalents at January 1,	724	763
Cash, cash equivalents, restricted cash and restricted cash equivalents at September 30,	$801	$665

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$40	$28

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales[1]				Three Months
				Ended	Sequential
	Three Months Ended September 30,		Increase /	June 30,	Increase /
	2026	2025	(Decrease)	2026	(Decrease)
Thermal & Specialized Solutions	$510	$560	$(50)	$591	$(81)
Titanium Technologies	680	612	68	661	19
Advanced Performance Materials	337	311	26	326	11
Other Non-Reportable Segment	13	12	1	13	0
Total Net Sales	$1,540	$1,495	$45	$1,591	$(51)

Segment Adjusted EBITDA[1]				Three Months
				Ended	Sequential
	Three Months Ended September 30,		Increase /	June 30,	Increase /
	2026	2025	(Decrease)	2026	(Decrease)
Thermal & Specialized Solutions	$136	$194	$(58)	$213	$(77)
Titanium Technologies	$85	$25	$60	$48	$37
Advanced Performance Materials	$24	$14	$10	$26	$(2)
Other Non-Reportable Segment	$1	$2	$(1)	$2	$(1)

Quarterly Change in Net Sales from the three months ended September 30, 2025

	September 30, 2026	Percentage Change vs.	Percentage Change Due To
	Net Sales	September 30, 2025	Price	Volume	Currency	Portfolio
Total Company	$1,540	3%	5%	(2)%	—%	—%

Thermal & Specialized Solutions	$510	(9)%	—%	(9)%	—%	—%
Titanium Technologies	680	11%	10%	1%	—%	—%
Advanced Performance Materials	337	8%	6%	2%	—%	—%
Other Non-Reportable Segment	13	10%	6%	4%	—%	—%

Quarterly Change in Net Sales from the three months ended September 30, 2026

	September 30, 2026	Percentage Change vs.	Percentage Change Due To
	Net Sales	June 30, 2026	Price	Volume	Currency	Portfolio
Total Company	$1,540	(3)%	2%	(5)%	—%	—%

Thermal & Specialized Solutions	$510	(14)%	—%	(14)%	—%	—%
Titanium Technologies	680	3%	4%	(1)%	—%	—%
Advanced Performance Materials	337	3%	2%	1%	—%	—%
Other Non-Reportable Segment	13	(5)%	(3)%	(2)%	—%	—%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Loss Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation1

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

	Three Months Ended			Nine Months Ended		Twelve Months Ended
	September 30,		June 30,	September 30,		September 30,
	2026	2025	2026	2026	2025	2026	2025
Net Income (Loss) before income taxes	$222	$38	$(1)	$200	$(210)	$132	$(290)
Net Income (Loss) attributable to Chemours	$196	$46	$(274)	$(107)	$(339)	$(154)	$(350)
Non-operating pension and other post-retirement benefit income	(2)	(4)	(3)	(8)	(7)	(10)	(7)
Exchange losses, net	4	1	1	6	7	8	11
Restructuring, asset-related, and other charges (1)	3	4	3	19	54	23	61
Loss on extinguishment of debt (2)	0	—	2	11	—	16	1
Gain on sales of assets and businesses, net (3)	(50)	(7)	(266)	(316)	(8)	(316)	(8)
Transaction costs (4)	—	—	—	2	2	6	4
Qualified spend recovery (5)	(5)	(13)	(6)	(17)	(35)	(23)	(39)
Litigation-related (income) charges, net (6)	(138)	8	225	106	301	126	301
Environmental charges (7)	18	13	144	168	73	189	88
Adjustments made to income taxes (8)	—	(18)	207	209	164	227	168
Provision for (benefit from) income taxes relating to reconciling items (9)	5	(4)	31	29	(75)	18	(80)
Adjusted Net Income	31	26	64	102	137	110	150
Net income attributable to non-controlling interests	—	—	—	—	1	(1)	1
Interest expense, net	69	68	68	206	201	274	268
Depreciation and amortization (10)	79	80	80	239	236	319	311
All remaining provision for income taxes (9)	21	15	35	69	39	42	52
Adjusted EBITDA	$200	$189	$247	$616	$614	$744	$782

Total debt principal						$3,872	$4,185
Less: Cash and cash equivalents						(698)	(613)
Total debt principal, net						$3,174	$3,572

Net Leverage Ratio (calculated using GAAP earnings) (11)						24x	(12.3)x
Net Leverage Ratio (calculated using Non-GAAP earnings) (11)						4.3x	4.6x

GAAP Net Loss Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)1

(1)
For the twelve months ended September 30, 2026, restructuring, asset-related and other charges primarily includes employee separation charges related to the 2026 Restructuring Program as well as charges related to our decision to exit our SPS CapstoneTM business. For the twelve months ended September 30, 2025, restructuring, asset-related and other charges primarily include charges related to our decision to exit our SPS CapstoneTM business and the 2024 Restructuring Program. See "Note 4 –Restructuring, Asset-Related and Other Charges" that will be included in the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 for further details.
(2)
For the twelve months ended September 30, 2026, loss on extinguishments of debt reflects costs associated with early redemption of the 2027 senior unsecured notes and partial early redemptions of our 2028 tranche B-3 euro term loan during the second and third quarter of 2026. See "Note 15 - Debt" that will be included in the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 for further details.
(3)
For the twelve months ended September 30, 2026, gain on sales of assets and businesses, net includes a gain on sale of $316 million, related to parcels of land at the Company's former manufacturing site in Kuan Yin, Taiwan. See "Note 10 - Property, Plant, and Equipment, Net” that will be included in the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 for further details.
(4)
For the twelve months ended September 30, 2026, transaction costs include $4 million of costs associated with the Senior Secured Credit Facilities. See "Note 15 - Debt" that will be included in the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 for further details.
(5)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which will be discussed in further detail in "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026.
(6)
Litigation-related (income) charges, net, pertain to certain litigation settlements and reserves established, PFOA drinking water treatment accruals, and other related legal fees. For the twelve months ended September 30, 2026 and September 30, 2025, litigation-related charges includes $110 million and $287 million related to PFOA and PFAS matters, respectively. See "Note 17 – Commitments and Contingent Liabilities" that will be included in the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 for further details.
(7)
Environmental charges pertain to management’s assessment of estimated liabilities associated with certain remediation expenses at various sites. For the twelve months ended September 30, 2026, environmental charges primarily include changes to remediation reserves related to the preliminary Consent Decree entered into with the Environmental Protection Agency, ("EPA"), as well as the West Virginia Department of Environmental Protection ("WVDEP") during 2026. For the twelve months ended September 30, 2025, environmental charges primarily include changes to remediation reserves at the four sites covered by the New Jersey settlement agreement and off-site remediation costs at Dordrecht Works. See "Note 17 – Commitments and Contingent Liabilities" that will be included in the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 for further details.
(8)
Adjustments made to income taxes relate to the removal of certain discrete income tax impacts within our provision for income taxes to enhance comparability between periods. This includes $208 million and $153 million related to the recognition of valuation allowances against certain U.S. federal and state deferred tax assets for the twelve months ended September 30, 2026, and September 30, 2025, respectively. During the second quarter of 2026, the Company concluded that a full valuation allowance was required on its U.S. federal and state net deferred tax assets. This conclusion was driven by multiple environmental and legal reserves recorded and the impact of these charges on the Company's long-term forecast of U.S. taxable income used in determining the realizability of U.S. deferred tax assets. This included significant legal and environmental reserves related to the announced settlement with the EPA and WVDEP as well as litigation matters in North Carolina. During the second quarter of 2025, the Company had established a partial valuation allowance on certain of its U.S. federal and state net deferred tax assets, primarily related to 163(j) interest carryforward deferred tax assets. This was driven by the environmental and legal reserves recorded related to the announced settlement with the State of New Jersey. Due to the long period by which these legal and environmental matters settle, which are for 15 years or longer, the related pre-tax charges affect projected future U.S. earnings and management's assessment of the realizability of certain deferred tax assets over a significant period. These valuation allowance adjustments are attributable to discrete legal and environmental events and the related reassessment of deferred tax asset realizability, rather than the Company's ongoing core operating performance. Because these valuation allowance adjustments significantly impact current reported income tax expense and reduce comparability across reporting periods, management believes excluding these impacts provides a more meaningful comparison of underlying operating performance between periods. While future valuation allowance adjustments may occur as facts and circumstances change, the adjustments recognized in each period reflect specific assessments based on the conditions existing at that time. See "Note 6 – Income Taxes" that will be included in the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, for further details.
(9)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(10)
For the twelve months ended September 30, 2025, accelerated depreciation charges of $23 million, incurred as part of our decision to exit our SPS CapstoneTM business are included within the "Restructuring, asset-related and other charges" caption above, and therefore are not included as separate adjustment within this caption.
(11)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by income (loss) before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation (1) (2)

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which include unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2026	2025	2026	2026	2025
Numerator:
Net Income (Loss) attributable to Chemours	$196	$46	$(274)	$(107)	$(339)
Adjusted Net Income	31	26	64	102	137
Denominator:
Weighted-average number of common shares outstanding - basic	151,330,846	150,320,265	151,225,044	151,109,721	150,160,586
Dilutive effect of the Company's employee compensation plans (1)	578,749	461,349	1,588,513	995,663	406,871
Weighted-average number of common shares outstanding - diluted (1)	151,909,595	150,781,614	152,813,557	152,105,384	150,567,457

Basic earnings (loss) per share of common stock (2)	$1.29	$0.31	$(1.81)	$(0.71)	$(2.26)
Diluted earnings (loss) per share of common stock (1) (2)	1.29	0.31	(1.81)	(0.71)	(2.26)
Adjusted basic earnings per share of common stock (2)	0.21	0.17	0.42	0.68	0.91
Adjusted diluted earnings per share of common stock (1) (2)	0.21	0.17	0.42	0.67	0.91
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the nine months ended September 30, 2026 and 2025, and the three months ended June 30, 2026. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three and nine months ended September 30, 2026 and 2025, and the three months ended June 30, 2026 as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings (loss) per share are calculated based on unrounded numbers.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows and Free Cash Flow Conversion Reconciliation (1)

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant and equipment as shown in the consolidated statements of cash flows. Free Cash Flow Conversion is calculated as the percentage of Free Cash Flows to Adjusted EBITDA.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2026	2025	2026	2026	2025
Cash flows provided by (used for) operating activities	$149	$146	$158	$263	$127
Less: Purchases of property, plant, and equipment	(51)	(41)	(44)	(144)	(168)
Free Cash Flows	$98	$105	$114	$119	$(41)
Adjusted EBITDA	200	189	247	616	614
Free Cash Flow Conversion	49%	56%	46%	19%	(7)%
(1)
Includes the receipt of $150 million related to the PFAS Insurance Proceeds MOU, in connection with the finalization of the JCO with the State of New Jersey, partially offset by approximately $100 million in related settlement payments in Q3 2026. See "Note 17 - Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements that will be included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 for further details.

2026 Estimated GAAP Cash Flow Provided by Operating Activities to Estimated Free Cash Flows and Estimated Free Cash Flow Conversion Reconciliation (1) (2)

Free Cash Flows is defined as cash flows provided by operating activities, less purchases of property, plant and equipment as shown in the consolidated statements of cash flows. Free Cash Flow Conversion is calculated as the percentage of Free Cash Flows to Adjusted EBITDA.

	Estimated
	Year Ended December 31, 2026
	Low	High
Cash flows provided by operating activities	$340	$390
Less: Purchases of property, plant, and equipment	(220)	(230)
Free Cash Flows	$120	$160
Adjusted EBITDA	775	800
Free Cash Flow Conversion	15%	20%
(1)
Cash flows provided by operating activities is inclusive of the anticipated $30 million cash taxes associated with the sale of the Kuan Yin site.
(2)
Includes the receipt of $150 million in restricted cash related to the PFAS Insurance Proceeds MOU, in connection with the finalization of the JCO with the State of New Jersey, partially offset by approximately $100 million in related settlement payments in the year.

2026 Estimated GAAP Net Loss Attributable to Chemours to Estimated Adjusted Net Income and Estimated Adjusted EBITDA Reconciliation (1)

	(Estimated)
	Year Ending December 31, 2026
	Low	High
Net loss attributable to Chemours	$(100)	$(90)
Restructuring, transaction, and other costs, net (2)	210	210
Adjusted Net Income	110	120
Interest expense, net	275	280
Depreciation and amortization	320	320
All remaining provision for income taxes	70	80
Adjusted EBITDA	$775	$800
(1)
The Company's estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these estimates.
(2)
Restructuring, transaction, and other costs, net includes all reconciling items from net loss attributable to Chemours to Adjusted Net Income, including income taxes relating to reconciling items and adjustments made to income taxes for the removal of certain discrete income tax impacts.